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                                                                                                       Exhibit 12.01


     CITICORP AND SUBSIDIARIES
     CALCULATION OF RATIO OF INCOME TO FIXED CHARGES
     (In Millions)

                                                                       YEAR ENDED DECEMBER 31,

                                                  1998           1997           1996           1995           1994
                                                 -------        -------        -------        -------        -------
     EXCLUDING INTEREST ON DEPOSITS:
     FIXED CHARGES:
        INTEREST EXPENSE (OTHER THAN
          INTEREST ON DEPOSITS)                    3,485          3,468          3,435          4,110          5,906
        INTEREST FACTOR IN RENT EXPENSE              179            159            150            140            143
                                                 -------        -------        -------        -------        -------

          TOTAL FIXED CHARGES                      3,664          3,627          3,585          4,250          6,049
                                                 -------        -------        -------        -------        -------

     INCOME:
        INCOME BEFORE TAXES                        4,469          5,751          6,093          5,608          4,631
        FIXED CHARGES                              3,664          3,627          3,585          4,250          6,049
                                                 -------        -------        -------        -------        -------

          TOTAL INCOME                             8,133          9,378          9,678          9,858         10,680
                                                 =======        =======        =======        =======        =======

     RATIO OF INCOME TO FIXED CHARGES
        EXCLUDING INTEREST ON DEPOSITS              2.22           2.59           2.70           2.32           1.77
                                                 =======        =======        =======        =======        =======


     INCLUDING INTEREST ON DEPOSITS:

     FIXED CHARGES:
        INTEREST EXPENSE                          14,988         13,081         12,409         13,012         14,902
        INTEREST FACTOR IN RENT EXPENSE              179            159            150            140            143
                                                 -------        -------        -------        -------        -------

          TOTAL FIXED CHARGES                     15,167         13,240         12,559         13,152         15,045
                                                 -------        -------        -------        -------        -------

     INCOME:
        INCOME BEFORE TAXES                        4,469          5,751          6,093          5,608          4,631
        FIXED CHARGES                             15,167         13,240         12,559         13,152         15,045
                                                 -------        -------        -------        -------        -------

          TOTAL INCOME                            19,636         18,991         18,652         18,760         19,676
                                                 =======        =======        =======        =======        =======


     RATIO OF INCOME TO FIXED CHARGES
        INCLUDING INTEREST ON DEPOSITS              1.29           1.43           1.49           1.43           1.31
                                                 =======        =======        =======        =======        =======

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